Exhibit 8.2

[FORM OF OPINION]

[                    ], 2008

Gemstar-TV Guide International, Inc.

6922 Hollywood Boulevard

Los Angeles, CA 90028

Ladies and Gentlemen:

We have acted as counsel to Gemstar-TV Guide International, Inc., a Delaware corporation (“Gemstar”), in connection with the proposed merger of Galaxy Merger Sub, Inc., a Delaware corporation (“Galaxy Merger Sub”), with and into Gemstar, with Gemstar surviving the merger (the “Gemstar Merger”), and the proposed merger of Mars Merger Sub, Inc., a Delaware corporation (“Mars Merger Sub”), with and into Macrovision Corporation, a Delaware corporation (“Macrovision”), with Macrovision surviving the merger (the “Macrovision Merger” and together with the Gemstar Merger, the “Mergers”), pursuant to the Agreement and Plan of Merger, dated as of December 6, 2007, by and among Gemstar, Macrovision, Saturn Holding Corp., a Delaware corporation (“Holdco”), Galaxy Merger Sub and Mars Merger Sub (as amended through the date hereof, the “Merger Agreement”). At your request, and pursuant to Section 6.2(d) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax matters. Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

For purposes of rendering the opinion expressed below, we have examined the Merger Agreement, the Registration Statement on Form S-4 relating to the Mergers (as amended or supplemented through the date hereof), filed with the Securities and Exchange Commission (the “S-4 Statement”), the representation letter of Macrovision and Holdco, dated the date hereof (the “Macrovision Letter”), the representation letter of Gemstar, dated the date hereof (the “Gemstar Letter”) and such other documents as we have deemed necessary or appropriate for our opinion.

We have assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the S-4 Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction set forth in the Merger Agreement and in the S-4 Statement are true, complete and correct, (iii) the factual statements and representations contained in the Macrovision Letter and in the Gemstar Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any factual statements and representations made in the Macrovision Letter or the Gemstar Letter “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the Macrovision Merger will qualify as a statutory merger under the DGCL, (vi) the Gemstar Merger will qualify as a statutory merger under the DGCL and (vii) Holdco, Macrovision and Gemstar (and their respective subsidiaries) will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the S-4 Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, the exchange of common stock, par value of $0.001 per share, of Macrovision and common stock, par value of $0.01 per share, of Gemstar for Holdco Common Stock pursuant to the Mergers, taken together, will be treated as an exchange described in Section 351 of the Code. In addition, it is our opinion that the discussion set forth in the section entitled “Material United States Federal Income Tax Consequences of the Mergers” in the S-4 Statement, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the S-4 Statement other than those set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Gemstar of any such change or inaccuracy that may occur or come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the S-4 Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We are furnishing this opinion solely in connection with the filing of the S-4 Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,